Exhibit 5.1

[Squire Sanders (US) LLP Letterhead]

April 9, 2014

First Financial Bancorp.

255 East Fifth Street, Suite 700

Cincinnati, Ohio 45202

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for First Financial Bancorp., an Ohio corporation (“Parent”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,928,715 shares of common stock, without par value, of Parent (the “Common Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of December 19, 2013, by and among Parent, First Financial Bank, National Association, a national banking association and a wholly owned subsidiary of Parent (“First Financial”), and Insight Bank, an Ohio state-chartered bank.

In connection with the issuance of this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than Parent and First Financial, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of Parent and First Financial and certificates of officers of Parent, First Financial and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.

First Financial Bancorp.

April 9, 2014

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Common Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Ohio and the federal laws of the United States of America. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Squire Sanders (US) LLP